Exhibit 8.2

Joseph J. Tomasek, Esq.

Law Office of Joseph J. Tomasek, Esq.

74 Linden Avenue Verona, New Jersey 07044

Email: jtomsek.law@Gmail.com

Tel: +1.973.224.1061

Admitted in New Jersey

March 20, 2025

Delta Corp. Holdings Limited

Boundary Hall, Cricket Square

Grand Cayman, KYl-1102

Cayman Islands

Dear Sirs:

We refer to a Registration Statement on Form F-4 filed by Delta Holdings Limited, a Cayman Islands exempted corporation (“Pubco”) on January 8, 2025, as amended by Amendment No.1 (collectively, the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with that certain Merger and Share Exchange Agreement, dated September 29, 2024 (the “Agreement”), pursuant to which the shareholders (the “Sellers”) of Delta Corp Holdings Limited, a company incorporated in England and Wales (“Delta”) shall exchange all of their Delta shares for an equal number of Pubco shares with Delta becoming a wholly owned subsidiary of Pubco with the simultaneous merger of KAVL Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Pubco (“Merger Sub”) with Kaival Brands Innovations Group, Inc., a Delaware corporation (“KAVL”) with KAVL continuing as the surviving corporation and as a wholly owned subsidiary of Pubco and accompanied by the acquisition by Pubco of all the issued and outstanding shares of KAVL in exchange for ordinary shares of Pubco with KAVL becoming a wholly owned subsidiary of Delta (collectively, the “Transactions”). Any capitalized terms used and not defined herein has the meaning given to it in the Agreement.

Pursuant to the closing conditions set forth in the Agreement, we have been asked to opine as to the application of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), to the Transactions, specifically, the material U.S. federal income tax consequences to U.S. Holders (as defined in the Registration Statement) who exchange their Delta Shares for an equal number of Pubco shares.

In rendering our opinion, below, we have examined and relied upon the accuracy and completeness of the facts contained in the originals or copies, identified to our satisfaction, of the Agreement, the Registration Statement, and such other documents as we have deemed necessary or appropriate for the opinion. In addition, we have relied upon statements and representations of officers of Delta, the Delta shareholder (the “Representation Certificates”) and have assumed that such statements and representations are true, correct and complete, without our independent verification. We have assumed (i) the validity and accuracy of the documents and corporate records that we have examined, (ii) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents and (iii) that all relevant documents have been, or will be, validly authorized, executed, delivered and performed by all of the relevant parties, all effective as of the Effective Date. Our opinion is conditioned upon, among other things, the initial and continuing truth, accuracy, and completeness of the items described above on which we are relying.

In rendering the opinion, we have considered applicable provisions of the Code, Treasury regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings and other administrative guidance of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative guidance are subject to change at any time and that any such changes may be effective retroactively. A change in the authorities or in the truth, accuracy or completeness of any of the facts, information, documents, corporate records, covenants, statements, representations or assumptions on which our opinion is based could affect our conclusions. Moreover, there can be no assurances that our opinions with be accepted by the Service or, if challenged, by a court.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Transactions, if consummated, should be treated as an exchange to which Section 351 of the Code applies.

Please note that our opinion that the Transactions are governed by Section 351 of the Code does not apply to a party that receives Pubco stock in connection with the Transactions that is under the jurisdiction of a court in a case under title 11 of the United States Code or a receivership, foreclosure or similar proceeding in a federal or state court and is required pursuant to a bankruptcy plan to distribute Pubco shares to creditors.

Our opinion is based upon those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Transactions under any state, local or foreign law, or with respect to other areas of United States federal taxation. We do not express any opinion concerning any law other than the federal income tax law of the United States.

If any one or more of the matters referenced in this opinion, the Agreement, the Registration Statement or in the Representation Certificates are untrue, inaccurate or incomplete, our opinions shall be void and of no force or effect, but only to the extent that such untruth, inaccuracy or incompletion affects the accuracy of the opinions provided herein.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us.

Very truly yours,

Law Offices of Joseph J. Tomasek, Esq.

/s/ Joseph J. Tomasek
Joseph J. Tomasek